                                                                   EXHIBIT 10.16





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                                  $300,000,000

                           INTERIM TERM LOAN AGREEMENT

                                      AMONG

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

                             AIMCO PROPERTIES, L.P.,
                                  AS BORROWER,

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,

                              LEHMAN BROTHERS INC.,
                                   AS ARRANGER

                          LEHMAN COMMERCIAL PAPER INC.,
                              AS SYNDICATION AGENT

                                       AND

                          LEHMAN COMMERCIAL PAPER INC.,
                             AS ADMINISTRATIVE AGENT


                           DATED AS OF OCTOBER 1, 1998

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

                               TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS...................................................................   2
     1.1  Defined Terms...................................................................   2
     1.2  Other Definitional Provisions...................................................  26

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS...............................................  26
     2.1  Commitments.....................................................................  26
     2.2  Procedure for Borrowing.........................................................  26
     2.3  Maturity Date...................................................................  27
     2.4  Repayment of Loans; Evidence of Debt............................................  27
     2.5  Fees, etc. .....................................................................  27
     2.6  Optional Prepayments............................................................  28
     2.7  Mandatory Prepayments ..........................................................  28
     2.8  Conversion and Continuation Options.............................................  28
     2.9  [Intentionally Omitted].........................................................  29
     2.10  Interest Rates and Payment Dates...............................................  29
     2.11  Computation of Interest........................................................  29
     2.12  Inability to Determine Interest Rate...........................................  30
     2.13  Pro Rata Treatment and Payments................................................  30
     2.14  Requirements of Law............................................................  31
     2.15  Taxes..........................................................................  32
     2.16  Indemnity......................................................................  34
     2.17  Illegality.....................................................................  35
     2.18  Change of Lending Office.......................................................  35
     2.19  Replacement of Lender..........................................................  35

SECTION 3.  REPRESENTATIONS AND WARRANTIES................................................  36
     3.1  Financial Condition.............................................................  36
     3.2  No Change.......................................................................  37
     3.3  Corporate Existence; Compliance with Law........................................  37
     3.4  Corporate Power; Authorization; Enforceable Obligations.........................  37
     3.5  No Legal Bar....................................................................  37
     3.6  No Material Litigation..........................................................  38
     3.7  No Default......................................................................  38
     3.8  Ownership of Property; Liens....................................................  38
     3.9  Intellectual Property...........................................................  38
     3.10  Taxes..........................................................................  38
     3.11  Federal Regulations............................................................  38
     3.12  Labor Matters..................................................................  38
     3.13  ERISA..........................................................................  39
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     3.14  Investment Company Act; Other Regulations.....................................  39
     3.15  Subsidiaries..................................................................  39
     3.16  Use of Proceeds...............................................................  40
     3.17  Environmental Matters.........................................................  40
     3.18  Accuracy of Information, etc..................................................  41
     3.19  Solvency......................................................................  41
     3.20  Year 2000 Matters.............................................................  41
     3.21  Not Foreign Persons...........................................................  42
     3.22  Defects.......................................................................  42
     3.23  Utilities.....................................................................  42
     3.24  Subsidiary Guarantors.........................................................  42
     3.25  Leases........................................................................  42
     3.26  Management Contracts..........................................................  42
     3.27  Eligible Note Receivables.....................................................  42
     3.28  Non-Guarantor Subsidiaries....................................................  43
     3.29  FNMA Guaranty.................................................................  43

SECTION 4.  CONDITIONS PRECEDENT.........................................................  43
     4.1  Conditions Precedent to the Loans..............................................  43

SECTION 5.  AFFIRMATIVE COVENANTS......................................................... 46
     5.1  Financial Statements............................................................ 46
     5.2  Certificates; Other Information................................................. 47
     5.3  Payment of Obligations.......................................................... 48
     5.4  Conduct of Business and Maintenance of Existence, etc. ......................... 48
     5.5  Maintenance of Property; Insurance.............................................. 48
     5.6  Inspection of Property; Books and Records; Discussions.......................... 49
     5.7  Notices......................................................................... 49
     5.8  Environmental Laws.............................................................. 50
     5.9  Ownership of the Borrower....................................................... 50
     5.10  Solvency....................................................................... 50
     5.11  Additional Guarantor Subsidiaries.............................................. 50
     5.12  Covenants Relating to Unencumbered Real Estate Assets.......................... 50
     5.13  Liens on Unencumbered Real Estate Assets....................................... 51
     5.14  Payment of Taxes............................................................... 51
     5.15  Year 2000 Matters.............................................................. 51
     5.16  Management Contracts........................................................... 51
     5.17  Eligible Notes Receivable.  ................................................... 51
     5.18  Post-Closing Requirements...................................................... 52

SECTION 6.  NEGATIVE COVENANTS............................................................ 52
     6.1  Financial Condition Covenants................................................... 53
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     6.2  Additional Recourse Indebtedness................................................ 53
     6.3  Limitation on Liens............................................................. 54
     6.4  Limitation on Fundamental Changes............................................... 55
     6.5  Limitation on Disposition of Property........................................... 55
     6.6  Limitation on Restricted Payments............................................... 56
     6.7  Limitation on Capital Expenditures.............................................. 56
     6.8  Limitation on Investments....................................................... 57
     6.9  Limitation on Optional Payments and Modifications of Debt Instruments, etc. .... 57
     6.10  Limitation on Transactions with Affiliates..................................... 58
     6.11  Limitation on Sales and Leasebacks............................................. 58
     6.12  Limitation on Negative Pledge Clauses.......................................... 58
     6.13  Limitation on Restrictions on Subsidiary Distributions......................... 58
     6.14  Limitation on Lines of Business................................................ 58
     6.15  Limitation on Amendments to Merger Documentation............................... 59
     6.16  Limitation on New Construction................................................. 59
     6.17  Limitation on Contingent Obligations........................................... 59
     6.18  Limitation on Lease Obligations................................................ 59
     6.19  Special Covenants Relating to the REIT......................................... 60
     6.20  Taxation of the Borrower....................................................... 60
     6.21  Changes to BofA Facility Documents............................................. 60
     6.22  Non-Guarantor Subsidiaries..................................................... 60
     6.23  FNMA Guaranty.................................................................. 61

SECTION 7.  EVENTS OF DEFAULT............................................................. 61

SECTION 8.  GUARANTEE..................................................................... 64
     8.1  Guarantee....................................................................... 64
     8.2  No Subrogation.................................................................. 65
     8.3  Amendments, etc. with respect to the Obligations; Waiver of Rights.............. 65
     8.4  Guarantee Absolute and Unconditional............................................ 66
     8.5  Reinstatement................................................................... 67
     8.6  Payments........................................................................ 67

SECTION 9.  THE AGENTS.................................................................... 67
     9.1  Appointment..................................................................... 67
     9.2  Delegation of Duties............................................................ 67
     9.3  Exculpatory Provisions.......................................................... 67
     9.4  Reliance by Agents.............................................................. 68
     9.5  Notice of Default............................................................... 68
     9.6  Non-Reliance on Agents and Other Lenders........................................ 68
     9.7  Indemnification................................................................. 69
     9.8  Agent in Its Individual Capacity................................................ 69
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     9.9  Successor Agents................................................................ 70
     9.10  The Arranger................................................................... 70

SECTION 10.  MISCELLANEOUS................................................................ 70
     10.1  Amendments and Waivers......................................................... 70
     10.2  Notices........................................................................ 71
     10.3  No Waiver; Cumulative Remedies................................................. 72
     10.4  Survival of Representations and Warranties..................................... 73
     10.5  Payment of Expenses............................................................ 73
     10.6  Successors and Assigns; Participations and Assignments......................... 74
     10.7  Adjustments; Set-off........................................................... 76
     10.8  Counterparts................................................................... 77
     10.9  Severability................................................................... 77
     10.10  Integration................................................................... 77
     10.11  GOVERNING LAW................................................................. 77
     10.12  Submission To Jurisdiction; Waivers........................................... 77
     10.13  Acknowledgements.............................................................. 78
     10.14  Confidentiality............................................................... 78
     10.15  Accounting Changes............................................................ 78
     10.16  WAIVERS OF JURY TRIAL......................................................... 79


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

ANNEXES:

A         Pricing Grid


SCHEDULES:

1.1       Lenders; Commitments
1.1(a)    Additions and Exclusions of Properties as Unencumbered Real Estate
          Assets
2.7(a)    Permitted Indebtedness
3.4       Consents, Authorizations, Filings and Notices
3.15(a)   Subsidiaries
3.15(b)   Outstanding Warrants
3.24      Subsidiary Guarantors
6.3(f)    Existing Liens
6.5       Permitted Asset Sales
6.7       Estimated Remediation and Rehabilitation Costs
6.16      New Construction
6.17      Existing Contingent Obligations


EXHIBITS:

A         Form of Subsidiary Guarantee
B         Form of Compliance Certificate
C         Form of Closing Certificate
D         Form of Assignment and Acceptance
E-1       Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom
E-2       Form of Legal Opinion of General Counsel
F         Form of Note
G         Form of Exemption Certificate
H         Form of Unencumbered Real Estate Asset Certificate


                                      -V-

          INTERIM TERM LOAN AGREEMENT, dated as of October 1, 1998, among APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT"), AIMCO PROPERTIES, L.P., a Delaware limited partnership (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as advisor and arranger (in such capacity, the "Arranger"), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the "Syndication Agent"), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H:


          WHEREAS, the REIT owns, directly or indirectly, approximately 89.5% of the equity interests in the Borrower, and a Wholly Owned Subsidiary of the REIT is the sole general partner of the Borrower;

          WHEREAS, the REIT has elected to be taxed for Federal income tax purposes as a real estate investment trust;

          WHEREAS, the REIT and the Borrower have entered into the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), with Insignia Financial Group, Inc. ("Insignia") and Insignia/ESG Holdings, Inc. ("Insignia Holdings"), pursuant to which Insignia will be merged (the "Merger") with and into the REIT, with the REIT being the surviving corporation of the Merger;

          WHEREAS, prior to the Merger, certain of Insignia's businesses will be contributed to Insignia Holdings, and all of the capital stock of Insignia Holdings will then be distributed to shareholders of Insignia, all as described in the Merger Agreement;

          WHEREAS the REIT and the Borrower have requested the Lenders to provide the credit facility described below (i) to finance the cash consideration to be paid by the Borrower and the REIT in connection with the Merger and fees and expenses related thereto, (ii) to refinance certain existing Indebtedness of the REIT, the Borrower and/or Insignia and (iii) for general working capital purposes of the Borrower and its Subsidiaries; and

          WHEREAS, the Lenders are willing to provide such credit facility upon and subject to the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "Adjusted EBITDA": of any Person for any period, the EBITDA of such Person for such period (or, as applicable, such Person's Pro Rata Share of EBITDA of another Person), less reserves for repairs and replacements on real estate assets of such Person calculated at the per annum rate of $300 per Class A Property unit and Class B Property unit, and $400 per Class C Property unit.

          "Adjusted Net Operating Income Value": an amount equal to the sum of
     (i) with respect to any Class A Property, Class B Property or Class C Property on any date, an amount equal to four times the Borrower's Pro Rata Share of the Net Operating Income generated by such real estate asset for the three consecutive calendar months most recently ended prior to such date; provided, that in determining such Net Operating Income pursuant to clause (i), reserves for repairs and replacements shall be deducted at the per annum rate of $300 per Class A Property unit and Class B Property unit, and $400 per Class C Property unit and (ii) with respect to (a) the LaJolla Del Tuscon Apartments (Property ID# 1125), (b) the Pine Shadows Apartments (Property ID# 1133), (c) the Hidden Lake Apartments (Property ID# 1123),
     (d) the Legend Oaks/Woodlands Apartments (Property ID# 1126) and (e) the Palencia Apartments (Property ID# 1131), an amount equal to (x) the Borrower's Pro Rata Share of the Net Operating Income generated by such Properties for the twelve consecutive calendar months most recently ended prior to such date or, (y) if any of the Properties in the foregoing clauses (a) through (e) was acquired less than twelve months before such determination, the annualized Net Operating Income for such Property based on the consecutive monthly period from the acquisition date of such property until such date of determination; provided, that in determining such Net Operating Income pursuant to clause (ii), reserves for repairs and replacements shall be deducted at the per annum rate of $400 per Property unit.

          "Administrative Agent": as defined in the preamble hereto.

          "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents": the collective reference to the Syndication Agent and the Administrative Agent.

          "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the amount of such Lender's Commitment at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender's Loans.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement": this Interim Term Loan Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Margin": for each Type of Loan, the rate per annum determined pursuant to the Pricing Grid.

          "Arranger": as defined in the preamble hereto.

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 6.5) which yields gross proceeds to the REIT, the Borrower or any of their respective Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

          "Assignee": as defined in Section 10.6(c).

          "Assignor": as defined in Section 10.6(c).

          "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Reference Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

          "Benefitted Lender": as defined in Section 10.7.

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "BofA Facility": the Amended and Restated Credit Agreement, dated as of September 30, 1998 (as amended, supplemented or otherwise modified from time to time), among the Borrower, Bank of America National Trust and Savings Association, as agent, and BankBoston, N.A., as documentation agent.

          "BofA Facility Documents": all documents relating to, or executed in connection with, the BofA Facility.

          "Borrower": as defined in the preamble hereto.

          "Business Day": (i) for all purposes other than as covered by clause
     (ii) below, a day other than a Saturday, Sunday or other day on which the Administrative Agent or commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause
     (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

          "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Carrying Value": with respect to any asset or liability of any Person, the amount at which such asset or liability has been recorded or, in accordance with GAAP, should have been recorded, in the books of account of such Person, as reduced by any reserves or write-downs which have been announced, set aside or taken or, in accordance with GAAP, should have been set aside or taken, with respect thereto; provided, that if more than one method of recording the amount of any asset or liability, or the setting aside or taking of any reserves or write-downs with respect thereto, is permitted under GAAP, the permitted method actually used shall be controlling for purposes of determining Carrying Value, provided that such method is used in a manner consistent with prior periods.

          "Cash and Cash Equivalent Amount": on any date, an amount equal to the Borrower's Pro Rata Share of all cash and Cash Equivalents held on such date, determined in accordance with GAAP.

          "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;
     (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000;
     (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services

     ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) having the highest rating by S&P or Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "Category I Contract": any Management Contract (a) under which the entity providing the management services is a Qualified Management Entity (when the term "Category I Contract" is used in calculating Long Term Management Contract Value) or a Management Entity (when the term "Category I Contract" is used in calculating Gross Asset Value) and (b) which meets either of the following criteria: (i) the Borrower or the REIT, directly or through a Wholly Owned Subsidiary, is the sole general partner, with at least a 51% equity interest, in the entity which owns the property that is the subject of such Management Contract and the Borrower or the REIT has complete and sole discretion of the selection of the property manager for such property or (ii) such Management Contract is not cancelable by the property owner without cause and has at least 10 years remaining term as of the date of the determination thereof.

          "Category II Contract": any Management Contract (a) under which the entity providing the management services is a Qualified Management Entity (when the term "Category II Contract" is used in calculating Long

     Term Management Contract Value) or a Management Entity (when the term "Category II Contract" is used in calculating Gross Asset Value) and (b) in respect of which the Borrower or the REIT, directly or through Wholly Owned Subsidiaries, is the sole general partner, with less than a 51% equity interest, in the entity which owns the property that is the subject of such Management Contract (and, as general partner, has complete and sole discretion with respect to the selection of the property manager for such entity).

          "C/D Assessment Rate": for any day as applied to any Base Rate Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

          "C/D Reserve Percentage": for any day as applied to any Base Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Class A Property": any rental apartment property which is generally recognized as a Class A property in accordance with prevailing national real estate industry standards, pursuant to prevailing appraisal methods and procedures.

          "Class B Property": any rental apartment property which is generally recognized as a Class B property in accordance with prevailing national real estate industry standards, pursuant to prevailing appraisal methods and procedures.

          "Class C Property": any rental apartment property which is generally recognized as other than a Class A Property or a Class B Property in accordance with prevailing national real estate industry standards, pursuant to prevailing appraisal methods and procedures.

          "Closing Date": the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not later than October 1, 1998.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "Commitment": as to any Lender, the obligation of such Lender to make a Loan to the Borrower on the Closing Date in an amount not exceeding the amount set forth with such Lender's name on Schedule 1.1.

          "Commitment Percentage": as to any Lender, the percentage which such Lender's Commitment constitutes of the aggregate commitments of all Lenders.

          "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

          "Consolidated Adjusted EBITDA": for any period, Adjusted EBITDA of the REIT, the Borrower and their respective Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP for such period, plus the Borrower's Pro Rata Share of aggregate Net Management Fee Income for each of the Management Entities and plus, with respect to any period commencing less than four months after the Closing Date, any amounts for accounting, reporting and ancillary fees (and similar items as determined reasonably by the Administrative Agent) earned by the REIT, the Borrower and their Subsidiaries. For avoidance of doubt, accounting, reporting and ancillary fees shall not be included in Consolidated Adjusted EBITDA for any period commencing four months or more after the Closing Date.

          "Consolidated Intangibles": at any date, all amounts which would, in conformity with GAAP, be classified as intangible assets on a consolidated balance sheet of the REIT and its Subsidiaries, including, without limitation, (a) goodwill, including any amounts (however designated on the balance sheet) representing the cost of acquisitions in excess of underlying net tangible assets, and (b) patents, trademarks, copyrights and other intangibles.

          "Consolidated Tangible Net Worth": at any date, all amounts which would, in conformity with GAAP, be included on a consolidated balance sheet of the REIT and its Subsidiaries under stockholders' equity at such date, minus Consolidated Intangibles on such date, plus the minority interests in the equity of the Borrower held by Persons other than the REIT and its Wholly Owned Subsidiaries.

          "Contingent Obligation": as to any Person, (a) any Guarantee Obligation of that Person, and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person, (i) in respect of any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (iv) incurred pursuant to any Hedge Agreement. Except as provided in the definition of "Total Indebtedness" below, the amount of any Contingent Obligation shall (subject, in the case of Guarantee Obligations, to the last sentence of the definition of "Guarantee Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof.

          "Continuing Directors": the directors of the REIT on the Closing Date, after giving effect to the Merger and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the REIT is recommended by at least 66-2/3% of the then Continuing Directors.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement (including any Management Contract or note receivable), instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

          "Credit Rating": with respect to any Person, the lowest rating assigned by a Rating Agency to such Person's senior unsubordinated, unsecured and non-credit enhanced long term indebtedness; provided, however, that in all events, if a Person's senior unsubordinated long term indebtedness is rated by only one Rating Agency, then it shall be deemed to have a Credit Rating below Investment Grade.

          "D&P": Duff & Phelps Rating Co.

          "Debt Service Coverage Ratio": as of the last day of any month, the ratio of (a) the sum of (i) the aggregate Adjusted Net Operating Income Value as of such date, in respect of all Unencumbered Real Estate Assets, plus (ii) the Borrower's Pro Rata Share of aggregate Net Management Fee Income for such period in respect of all performing and unencumbered Management Contracts plus (iii) the aggregate net income received by the Borrower during such period in respect of performing and unencumbered notes receivable, to (b) the greater of (i) the actual amount of principal, interest, fees and other amounts scheduled to be payable by the Borrower, the REIT and their respective Subsidiaries (without duplication) in respect of unsecured Indebtedness during the first twelve consecutive calendar months immediately following such date and (ii) an assumed debt service amount for such unsecured Indebtedness for the first twelve consecutive calendar months immediately following such date, calculated on the basis of a 25 year amortization schedule with equal monthly installments of principal and interest and an assumed interest rate equal to 2.00% above the annual interest rate in effect on the date of calculation on U.S. Treasury obligations having a maturity of seven years from the date of such calculation (as determined by the Administrative Agent from such sources as it selects in its sole discretion).

          "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Due Diligence Package": with respect to any Property proposed to be added as an additional Unencumbered Real Estate Asset after the Closing Date, the due diligence and underwriting materials customarily prepared by or for the Borrower (or its Subsidiaries) in connection with the acquisition of Property.

          "EBITDA": for any period and for any Person (in the case of the REIT, before deducting for the minority interest in the Borrower held by Persons other than the REIT and its Wholly Owned Subsidiaries) the sum of the following (references to line items to be taken from the financial statements prepared in accordance with GAAP): (a) the net income (or net loss) of such Person during such period plus (b) amounts treated as depreciation, interest expense and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on income to the extent included in the determination of such net income (or loss); provided, that net income (or loss) shall be computed for those purposes without giving effect to (i) extraordinary gains or losses (including gains or losses from the sale of properties or assets) and (ii) any amortization of capitalized financing expenses or charges related to restructuring of Indebtedness; and provided, further that EBITDA of any Person shall exclude amounts related to equity or interests in earnings (or losses) of unconsolidated Subsidiaries, including without limitation, Management Entities.

          "Eligible Note Receivable": any note receivable which is not subject to a Lien and (a) which is wholly owned by the Borrower or a

     Wholly Owned Subsidiary, (b) in respect of which the obligor (i) is an entity controlled by the Borrower, the REIT or any of their respective Wholly Owned Subsidiaries and (ii) is an entity of which the sole general partner is the Borrower, the REIT or any of their respective Wholly Owned Subsidiaries, (c) which is in a face amount less any discount allocated to such note by the Borrower or its Wholly Owned Subsidiary at the time such note is acquired which, when added to all other Indebtedness secured by the asset securing such note receivable, would not exceed (i) 85% of the Real Estate Value (without adjustment for the Borrower's Pro Rata Share) of such asset, in the case of any calculation of Note Receivable Value prior to the date which is four months after the Closing Date, or (ii) 80% of such Real Estate Value (without adjustment for the Borrower's Pro Rata Share), in the case of any such determination thereafter, provided that this clause (c) shall also include the note receivable with respect to the Eaglewood Apartments (Property ID# 775), so long as such note receivable is the sole Indebtedness with respect to such Property, (d) is a performing note receivable in respect of which there is no overdue payment of principal or interest, (e) in respect of which the related asset is at least a Class B Property and (f) in respect of which the related asset is free of any material structural, title or other similar defect and is in compliance with Environmental Law.

          "Environmental Claims": all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or release) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

          "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Estimated Remediation and Rehabilitation Cost": all costs associated with performing work to address deferred maintenance and immediate capital repairs and replacements and to remediate contamination of real property or groundwater in accordance with Environmental Law and as recommended by an environmental consultant reasonably satisfactory to the Administrative Agent, including in all cases engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality, as estimated by the Borrower in good faith, subject to the reasonable approval of the Administrative Agent.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

          "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

          "FNMA Guaranty": a collective reference to (i) the FNMA Payment Guaranty and (ii) the related FNMA Master Cash Management Agreement.

          "FNMA Master Cash Management Agreement": the Master Cash Management Security, Pledge and Assignment Agreement, dated as of August 27, 1998, made by the Borrower in favor of the Federal National Mortgage Association.

          "FNMA Payment Guaranty": the Payment Guaranty,, dated as of May 8, 1998, made by the Borrower in favor of the Federal National Mortgage Association.

          "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

          "Funds From Operations": with respect to the Borrower, the REIT, and their Subsidiaries on a consolidated basis, net income calculated in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus real estate depreciation and amortization (excluding amortization of financing costs), plus amortization associated with the purchase of property management companies, and after adjustments for unconsolidated partnerships and joint ventures (with adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis), plus non-cash deferred portion of the income tax provision for unconsolidated Subsidiaries.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of
     Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to
     Section 3.1(b) and the pro forma balance sheet delivered pursuant to
     Section 3.1(a).

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Gross Asset Value": at any date, the sum of (a) the Real Estate Value, including Unencumbered Real Estate Assets, (b) the Borrower's Pro Rata Share of an amount equal to the sum of (i) five times the Net Management Fee Income in respect of Category I Contracts, (ii) an amount equal to four times the Net Management Fee Income in respect of Category II Contracts and (iii) an amount equal to three times the Net Management Fee Income in respect of Short Term Management Contracts (provided, that the amount described in this clause (b) shall in no event constitute more than 15% of Gross Asset Value, and no value shall be attributed in this clause
     (b) to Management Contracts in respect of assets that are wholly owned, directly or indirectly, by the Borrower or the REIT), (c) the Borrower's Pro Rata Share of the Carrying Value of all currently performing notes receivable held by the Borrower and its Subsidiaries and (d) the Cash and Cash Equivalent Amount (including Restricted Cash) on such date, less Estimated Remediation and Rehabilitation Costs on Property owned by the REIT, the Borrower and their respective consolidated Subsidiaries.

          "Guarantee": as defined in Section 8.1(b).

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the

     "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Hazardous Materials": (i) all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste, (ii) any other materials or pollutants that (a) pose a hazard to any Property of the Borrower or to Persons on or about such Property or (b) cause such Property to be in violation of any Environmental Laws, (iii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, and (iv) any other chemical, material, substance, or waste, exposure to which is prohibited, limited, or regulated by any Governmental Authority or may or could pose a hazard to the health and safety of the owners, occupants, or any Persons surrounding the relevant Property.

          "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower, the REIT or any of their respective Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

          "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business which are less than 60 days past due), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
     (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements. Indebtedness shall not include (i) that certain bond titled "State of Florida Housing Finance Agency Multifamily Housing Revenue Bond 1994 Series A (Palencia Apartments Project)" dated March 31, 1994 (the "Bond") so long as the Bond is solely owned by the Borrower or any of its Wholly Owned Subsidiaries and (ii) any partnership units issued by the Borrower.

          "Indemnified Liabilities": as defined in Section 10.5.

          "Indemnitee": as defined in Section 10.5.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Interest Expense": for any period, gross interest expense incurred for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments), including any amounts as capitalized interest, for the Borrower, the REIT and their respective Subsidiaries, and the portion of the upfront costs and expenses for Hedge Agreements entered into by the Borrower, the REIT and their respective Subsidiaries (to the extent not included in gross interest expense) fairly allocated to such Hedge Agreements as expenses for such period, as determined in accordance with GAAP; provided, that, all interest expense accrued by the Borrower, the REIT and their respective Subsidiaries during such period, even if not payable on or before the Maturity Date, shall be included within "Interest Expense." Notwithstanding the foregoing, interest accrued under any Intra-Company Debt shall not be included within "Interest Expense" for any purposes hereof.

          "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each calendar month to occur while such Loan is outstanding, (b) as to any Eurodollar Loan, the last day of each Interest Period with respect thereto and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one month thereafter; and
     (b) thereafter, each period commencing on the day after the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one month thereafter; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (iii) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (iv) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

               (v) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the next calendar month; and

               (vi) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Intra-Company Debt": Indebtedness (whether book-entry or evidenced by a term, demand or other note or other instrument) owed by the Borrower, the REIT or any of their respective Subsidiaries to the Borrower, the REIT or any of their respective Subsidiaries.

          "Investment Grade": with respect to any Person, a Credit Rating from at least two Rating Agencies which is at least BBB- (or its equivalent) or better.

          "Investments": as defined in Section 6.8.

          "Lenders": as defined in the preamble hereto.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Loan": as defined in Section 2.1.

          "Loan Documents": this Agreement, the Subsidiaries' Guarantee and the Notes.

          "Loan Parties": the REIT, the Borrower and each Subsidiary Guarantor.

          "Long Term Management Contract Value": on any date, an amount equal to the sum of (a) five times the Borrower's Pro Rata Share of the Net Management Fee Income from Category I Contracts plus (b) four times the Borrower's Pro Rata Share of Net Management Fee Income from Category II Contracts; provided, that no value shall be attributed to Management Contracts in respect of assets that are wholly owned, directly or indirectly, by the Borrower or the REIT, and no value shall be attributed to (i) any Management Contract that is subject to any Lien other than Liens permitted under Sections 6.3(a)-(e), (ii) a Management Contract with a Management Entity party thereto, if such Management Entity has incurred any Indebtedness or (iii) any Management Contract which is held by a Non-Subsidiary Guarantor. Net Management Fee Income earned pursuant to management agreements (x) which are cancelled or transferred to a Person which is not a Qualified Management Entity or (y) for which the Borrower has received notice that any such agreement is to be terminated within 12 months shall be excluded from the calculation of Long Term Management Contract Value in the quarter in which such cancellation, transfer or notice occurs and thereafter.

          "Management Contract": any contract pursuant to which the Borrower or any Management Entity agrees to perform management services in respect of real estate assets.

          "Management Entity": any entity of which the Borrower or the REIT owns a majority of the Capital Stock and which is primarily engaged in the business of managing multifamily apartment projects or other real estate projects or providing ancillary or related services, including, without limitations, the following: NHP Management Company, a District of Columbia corporation, Property Asset Management Services, L.P., a Delaware limited partnership, Property Asset Management Services, Inc., a Delaware corporation, and Property Asset Management Services-CA, LLC, a California limited liability company.

          "Material Adverse Effect": a material adverse effect on (a) the Merger, (b) the business, assets, property, condition (financial or otherwise) of the REIT, the Borrower and their respective Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

          "Material Environmental Amount": an amount or amounts payable by the REIT, the Borrower and/or any of their Subsidiaries, in the aggregate in excess of $500,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Hazardous Material; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

          "Material Subsidiary": as defined in Section 7(f).

          "Maturity Date": September 30, 1999.

          "Merger": as defined in the recitals to this Agreement.

          "Merger Agreement": as defined in the recitals to this Agreement.

          "Merger Documentation": collectively, the Merger Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of Cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking, broker's or finder's fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any Property which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          "Net Management Fee Income": as of any date and with respect to any Management Contract, the net income, determined in accordance with GAAP, derived by the Borrower and the Management Entities from such Management Contract for the period of twelve consecutive calendar months most recently ended prior to such date; provided, that in any event such net income shall be net of any costs or expenses incurred by the Borrower and the Management Entities during such period in performing services required under such Management Contract.

          "Net Operating Income": for any period, as to any real estate asset
     (a) all gross revenues received from the operation of such real estate asset during such period including, without limitation, payments received on account of business or rental interruption insurance and condemnation proceeds from any temporary use or occupancy, in each case to the extent attributable to the period for which such Net Operating Income is being determined, but excluding any proceeds from the sale or other disposition of any part of all of such real estate asset; or from any financing or refinancing of such real estate asset; or from any condemnation of any part or all of such real estate asset (except for temporary use or occupancy); or on account of a casualty to the property (other than payments on account of business or rental interruption insurance); or any security deposits paid under leases of all or part of such real estate asset, unless forfeited by tenants; and similar items or transactions the proceeds of which under GAAP are deemed attributable to capital), minus (b) all reasonable and customary property maintenance and repair costs, leasing and administrative costs, management fees equal to the greater of the actual amount of management fees paid and the management fee calculated at the rate of 4% of gross receipts from all real estate assets for such period (whether or not actually paid pursuant to separate management contract or otherwise), and real estate taxes and insurance premiums actually payable by the Borrower during such period with respect to such real estate asset (exclusive of Capital Expenditures). There shall be no deduction for any expense not involving or requiring a cash expenditure, such as depreciation. Net Operating Income shall be determined in accordance with GAAP.

          "Non-Excluded Taxes": as defined in Section 2.15(a).

          "Non-Guarantor Subsidiaries": any Subsidiary of the REIT or the Borrower other than those listed on Schedule 3.24.

          "Non-Recourse Indebtedness": any Indebtedness of the Borrower, the REIT or any of their respective Subsidiaries; provided, that (i) the holders of such Indebtedness shall have no recourse to the REIT, the

     Borrower or any of their respective Subsidiaries in respect of such Indebtedness and (ii) such Indebtedness shall not be, directly or indirectly, guaranteed by, or secured by any Property of, the REIT, the Borrower or any of their respective Subsidiaries (other than the Property acquired or financed with the proceeds of such Indebtedness), provided, however, that with respect to Indebtedness secured by such acquired or financed Property pursuant to clause (ii) which contains limitations as to the nonrecourse nature of the obligation, such limited nonrecourse obligations shall not be deemed Recourse Indebtedness if and to the extent the nonrecourse exceptions are for liability of such Person for any of the following under the applicable loan documentation and solely to the extent the following exceptions relate to the Property acquired or financed by such Indebtedness: (a) fraud, waste, material misrepresentation, or willful misconduct; (b) indemnification with respect to environmental matters or failure to comply with Environmental Laws; (c) failure to maintain required insurance policies; (d) misapplication of insurance proceeds, condemnation awards and tenant security deposits; (e) breach of covenants relating to unpermitted transfers or encumbrances of real property or other collateral;
     (f) misappropriation or misapplication of property income; (g) breach of covenants relating to unpermitted transfers of interests in a Person; (h) failure to deliver books and records; or (i) failure to pay transfer fees or charges. An obligation of a Person that is Non-Recourse Indebtedness but becomes Recourse Indebtedness upon the occurrence of the events or circumstances described in clauses (a) through (i) above shall not be considered Recourse Indebtedness unless such events or circumstances have occurred.

          "Non-U.S. Lender": as defined in Section 2.15(d).

          "Note": as defined in Section 2.4(e).

          "Note Receivable Value": on any date, with respect to any Eligible Note Receivable held by the Borrower or a Wholly Owned Subsidiary, an amount equal to the lesser of (a) the Carrying Value of such Eligible Note Receivable and (b) an amount which, when added to all other Indebtedness secured by the asset related to such Eligible Note Receivable, would equal 75% of the Real Estate Value of such asset (without adjustment for the Borrower's Pro Rata Share), provided, that no value shall be attributed to
     (i) any Eligible Note Receivable that is subject to any Lien other than Liens permitted under Sections 6.3(a)-(e) or (ii) an Eligible Note Receivable held by any of the Borrower's Wholly Owned Subsidiaries, if (x) such Wholly Owned Subsidiary has incurred any Indebtedness or (y) such Eligible Note Receivable is held by a Non-Guarantor Subsidiary.

          "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Participant": as defined in Section 10.6(b).

          "Payment Office": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Preferred Stock Subsidiary": any entity in which a Person (i) owns 95% of the non-voting preferred stock and (ii) over which such person does not exercise control.

          "Pricing Grid": the pricing grid attached hereto as Annex A.

          "Pro Forma Balance Sheet": as defined in Section 3.1(a).

          "Projections": as defined in Section 5.2(c).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Property Liability": with respect to any Unencumbered Real Estate Asset, the aggregate amount of the loss, damage or other liability or reduction in value associated with such Property as a result of any Environmental Claims or other adverse defect, condition, hazard, condemnation, violation or other circumstance with respect to such Property which shall be disclosed in each Compliance Certificate required to be delivered by the Borrower under this Agreement.

          "Pro Rata Share": with respect to the REIT or the Borrower, as the case may be, and with respect to any asset value, any income generated by any asset or any Indebtedness of any entity in which the REIT or the Borrower, as the case may be, has an ownership interest, a portion of such value, income or Indebtedness equal to the product of such value, income or Indebtedness and the percentage ownership held by the REIT or the Borrower, directly or indirectly, in the entity that owns such asset, generates such income or that is the obligor on such Indebtedness, as the case may be.

          "Qualified Management Entity": on any date of determination, a Management Entity (a) in which the Borrower or its Wholly Owned Subsidiaries owns at least a 95% of the Capital Stock thereof, (b) which is a Subsidiary Guarantor, and (c) which is controlled, directly or indirectly, by (i) Peter K. Kompaniez, (ii) Terry S. Considine, (iii) any Person controlled by Peter K. Kompaniez and Terry S. Considine, (iv) any other Person reasonably satisfactory to the Required Lenders, or (v) any combination of the foregoing clauses (i)-(iv).

          "Qualified Property": a Property, which is (a) Class B or a Class A Property, (b) a multifamily apartment project which is 100% owned in fee simple title, directly or indirectly, by the Borrower or any of its Wholly Owned Subsidiaries, (c) not subject to any Lien other than Liens permitted under Sections 6.3(a)-(e), and (d) with respect to Property owned by a Wholly Owned Subsidiary of the Borrower, such Person owning such Property
     (i) has not incurred any Indebtedness and (ii) is a Subsidiary Guarantor.

          "Qualified Wholly Owned Subsidiary": any Wholly Owned Subsidiary which, immediately prior to the transfer of Property thereto pursuant to
     Schedule 1.1(a), has no assets and no liabilities, and is, or will become, a Subsidiary Guarantor.

          "Rating Agency": any of, S&P, Moody's or D&P.

          "Real Estate Value": on any date, the Borrower's Pro Rata Share of (a) with respect to any real estate asset acquired by the Borrower or any of its Subsidiaries on any date which is less than three consecutive full calendar months prior to such date of calculation, an amount equal to 95% of the purchase price paid for such real estate asset, (b) with respect to any other real estate asset owned by the Borrower or any of its Subsidiaries, the quotient of (i) the Adjusted Net Operating Income Value with respect to such real estate asset, divided by (ii) .096 and (c) with respect to the Bay

     West/Captiva Club Apartments (Property ID# 8575), until the earlier of (x) April 1, 1999 or (y) the date the Property becomes Stabilized, an amount equal to 95% of the Borrower's or its Wholly Owned Subsidiary's cash investment in such Property.

          "Recourse Indebtedness": all Indebtedness other than Non-Recourse Indebtedness.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the REIT, the Borrower or any of its Subsidiaries.

          "Reference Lender": Bankers Trust Company.

          "Refinancing Indebtedness": means Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances", and "refinanced" shall have a correlative meaning) any Indebtedness listed on
     Schedule 2.7(a); provided, however, that (i) no guarantee, security or collateral shall be issued by the REIT, the Borrower or any of their Subsidiaries in excess of, or in addition to, any guarantee, security or collateral originally issued with respect to such Indebtedness and (ii) any amount of such Refinancing Indebtedness incurred in excess of an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness shall be deemed to be Net Cash Proceeds and applied to prepay the Loans in accordance with the provisions of Section 2.7.

          "Register": as defined in Section 10.6(d).

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "REIT Status": with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Section 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

          "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

          "Restricted Cash": any cash pledged by the Borrower, the REIT or any of their respective Subsidiaries to other Persons or is subject to a Lien, including any compensatory balance, sinking fund, escrow item, required reserve item or similar items.

          "Restricted Payments": as defined in Section 6.6.

          "SEC": the Securities and Exchange Commission (or successors thereto or an analogous U.S. Governmental Authority).

          "Short Term Management Contract": any Management Contract which is not a Category I Contract or a Category II Contract.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person is able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Stabilized": with respect to any Qualified Property and as of any date of determination, the date on which the occupancy level of such Qualified Property is at least 90% on average for the three consecutive calendar months most recently ended on or prior to such date.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity which is controlled, directly or indirectly through one or more intermediaries, or both, by such Person, including without limitation, entities for which such Person acts as a general partner and any Preferred Stock Subsidiary. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Subsidiaries' Guarantee": the Subsidiaries' Guarantee to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          "Subsidiary Guarantor": each Subsidiary of the Borrower other than Non-Guarantor Subsidiaries.

          "Total Indebtedness": on any date, all Indebtedness of the REIT, the Borrower and their respective Subsidiaries, determined on a consolidated basis, without duplication.

          "Transferee": as defined in Section 10.14.

          "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

          "Unencumbered Assets Leverage": the leverage ratio described in
     Section 6.1(a).

          "Unencumbered Asset Value": on any date, the sum of (a) the aggregate of the Unencumbered Real Estate Value of all Unencumbered Real Estate Assets owned by the Borrower or any of its Wholly Owned Subsidiaries as of such date, (b) the Long Term Management Contract Value (provided, that the amount of Long Term Management Contract Value included in Unencumbered Asset Value on any date may not exceed 30% of Unencumbered Asset Value on such date) as of such date, (c) the aggregate of the Note Receivable Value on such date of all Eligible Note Receivables held by the Borrower on such date (provided, that the amount of Note Receivable Value included in Unencumbered Asset Value on any date on or after the date which is five months after the Closing Date may not exceed $150,000,000), (d) the Cash and Cash Equivalent Amount (excluding Restricted Cash) and (e) with respect to the Bay West/Captiva Club Apartments (Property ID# 8575), until the earlier of (x) April 1, 1999 or (y) the date the Property becomes Stabilized, an amount equal to 95% of the Borrower's or its Wholly Owned Subsidiary's cash investment in such Property.

          "Unencumbered Real Estate Asset": any Qualified Property (i) on the Closing Date (a) which is Stabilized and (b) which is free of any material structural, title or other similar defect and is in compliance with Environmental Law and (ii) after the Closing Date, which complies with clauses (i)(a) and (i)(b) above and with the provisions of paragraph (a) of
     Schedule 1.1(a).

          "Unencumbered Real Estate Value": on any date, (a) with respect to any Unencumbered Real Estate Asset acquired by the Borrower or any of its Wholly Owned Subsidiaries on any date which is less than three consecutive full calendar months prior to such date, an amount equal to 95% of the purchase price paid for such Unencumbered Real Estate Asset and (b) with respect to any other Unencumbered Real Estate Asset, the quotient of (i) the Adjusted Net Operating Income Value with respect to such Unencumbered Real Estate Asset, divided by (ii) .096; and in the case of clause (a) or
     (b) above, net of Estimated Remediation and Rehabilitation Costs related to such Unencumbered Real Estate Asset.

          "Unfunded Pension Liabilities": the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 for the applicable plan year.

          "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned, directly or indirectly, by such Person or, in the case of the Borrower and the REIT, any Person all of the Capital Stock of which is owned, directly or indirectly, by the Borrower and the REIT.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

          2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a "Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

          2.2 Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

          2.3 Maturity Date. The Loans shall mature and be payable in full on the Maturity Date.

          2.4 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the appropriate Lender, the principal amount of the Loan of such Lender on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loan of such Lender, substantially in the form of Exhibit F, with appropriate insertions as to date and principal amount (each, a "Note").

          2.5 Fees, etc. (a) The Borrower agrees to pay to the Syndication Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Syndication Agent.

          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

          2.6 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Amounts prepaid may not be reborrowed.

          2.7 Mandatory Prepayments . (a) If any Capital Stock shall be issued, or Indebtedness incurred, by the REIT, the Borrower or any of their respective Subsidiaries (excluding any Indebtedness constituting a Refinancing Indebtedness, but in any event, including the proceeds of a proposed offering of senior unsecured notes by the REIT and/or the Borrower), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans.

          (b) If on any date the REIT, the Borrower or any of their respective Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery

Event then such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans.

          (c) The application of any prepayment pursuant to this Section shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Amounts prepaid may not be reborrowed.

          2.8 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Maturity Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent not less than three Business Days prior to the expiration of such then current Interest Period, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          2.9 [Intentionally Omitted].

          2.10 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3% and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 3%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          2.11 Computation of Interest. (a) Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing any quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

          2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

          2.13 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including prepayments) in respect of principal or interest in the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

          (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

          (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

          2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.15 Taxes. (a) All payments made by the Borrower or the REIT under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower or the REIT, as the case may be, shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower or the REIT, as the case may be, with respect to such Non-Excluded Taxes pursuant to Section 2.15(a).

          (b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or the REIT, as the case may be, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or the REIT, as the case may be showing payment thereof to the extent available. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agents the required receipts or other required documentary evidence, the Borrower or the REIT, as the case may be, shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit G and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          2.16 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.17 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

          2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15(a) or
2.17 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14, 2.15(a) or 2.17.

          2.19 Replacement of Lender. The Borrower shall be permitted to replace (with one or more replacement Lenders) any Lender which (i) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15, (ii) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts under Section 2.14 or 2.15, unless such Lender designates a different lending office before such change in law becomes effective and such alternate lending office obviates the need for the Borrower to make payments of additional amounts under Section 2.14 or 2.15, (iii) is affected in the manner described in Section 2.12 or 2.17 and as a result thereof any of the actions described in Section 2.12 or 2.17, as the case may be, are required to be taken, (iv) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provisions of this Agreement or any other Loan Document as contemplated by Section 10.1, or (v) defaults in its obligation to make Loans; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (D) the Borrower shall be liable to such replaced Lender under
Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (E) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (F) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of this Section 2.19 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee), (G) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15, as the case may be, (H) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (I) any replacement contemplated by clause (iv) above shall be permitted only if the consent of Lenders holding at least 90% of the aggregate unpaid principal amount of the Loans then outstanding plus the aggregate amount of undrawn Commitments then in effect is obtained, but the consent of one or more of the other Lenders is not obtained (other than the withholding of any required consent pursuant to clauses
(i) or (ii) of the first proviso of Section 10.1), and each replacement Lender consents to the proposed amendment, supplement, modification, consent or waiver.


                    SECTION 3. REPRESENTATIONS AND WARRANTIES

          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the REIT and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

          3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the REIT and its consolidated Subsidiaries as at June 30, 1998 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Merger, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the REIT as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of REIT and its consolidated Subsidiaries as at June 30, 1998, assuming that the events specified in the preceding sentence had actually occurred at such date.

          (b) The audited consolidated balance sheets of the REIT as at December 31, 1996 and December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, LLP, present fairly the consolidated financial condition of the REIT as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the REIT as at June 30, 1998, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the REIT as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The REIT, the Borrower and their respective Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 1997 to and including the date hereof there has been no Disposition by the REIT of any material part of its business or Property.

          3.2 No Change. Since December 31, 1997 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

          3.3 Corporate Existence; Compliance with Law. Each of the REIT, the Borrower and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate (or partnership, as the case may be) power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate (or partnership, as the case may be) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Merger and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party which is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the REIT, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

          3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the REIT or the Borrower, threatened by or against the REIT, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          3.7 No Default. Neither the REIT, the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual

Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          3.8 Ownership of Property; Liens. Each of the REIT, the Borrower and their respective Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.3.

          3.9 Intellectual Property. The ownership or license to use Intellectual Property is not necessary for the conduct of business as currently conducted of the REIT, the Borrower and their respective Subsidiaries.

          3.10 Taxes. Each of the REIT, the Borrower and each of their respective Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the REIT, the Borrower or their respective Subsidiaries, as the case may be); no tax Lien has been filed (except for Liens for taxes not yet due and payable permitted under Section 6.3(a)), and, to the knowledge of the REIT and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          3.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U, as the case may be.

          3.12 Labor Matters. There are no strikes or other labor disputes against the REIT, the Borrower or any of their Subsidiaries pending or, to the knowledge of the REIT or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the REIT, the Borrower and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the REIT, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the REIT, the Borrower or the relevant Subsidiary.

          3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan and no facts or circumstances exist which could reasonably be expected to result in any such Reportable Event or accumulated funding deficiency, and each Plan has complied in all material respects with its terms and the applicable provisions of ERISA and the Code. No notice of intent to terminate has been filed, trustee has been appointed, termination proceedings have been instituted or termination has occurred with respect to any Single Employer Plan or Multiemployer Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and no facts or circumstances exist which could reasonably be expected to result in any such filing, appointments, termination or institution. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent, and no facts or circumstances exist, to the knowledge of the Borrower, that could reasonably be expected to result in such Reorganization or Insolvency.

          3.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

          3.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15(a) includes all the Subsidiaries of the REIT and the Borrower at the date hereof.

          (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the REIT, the Borrower or any Subsidiary, except as disclosed on Schedule 3.15(b).

          3.16 Use of Proceeds. The proceeds of the Loans shall be used (i) to finance the Merger and to pay related fees and expenses, (ii) to refinance existing Indebtedness of the REIT, the Borrower and/or Insignia and (iii) for general working capital purposes of the Borrower and its Subsidiaries.

          3.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount or have a Material Adverse Effect:

          (a) The REIT, the Borrower and their respective Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

          (b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the REIT, the Borrower or any of their respective Subsidiaries under any applicable Environmental Law or otherwise result in costs to the REIT, the Borrower or any of their respective Subsidiaries, or (ii) interfere with the Borrower's or any of their respective Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the REIT, the Borrower or any of their respective Subsidiaries.

          (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the REIT, the Borrower or any of their respective Subsidiaries is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower threatened.

          (d) Neither the REIT, the Borrower nor any of their respective Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Materials.

          (e) Neither the REIT, the Borrower nor any of their Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

          (f) Neither the REIT, the Borrower nor any of their respective Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material.

          3.18 Accuracy of Information, etc. No statement or information, taken as a whole, contained in the Merger Agreement, this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The Borrower has delivered to the Agents a true and complete copy of the Merger Agreement (including all schedules and exhibits thereto). As of the date hereof, the representations and warranties contained in the Merger Agreement are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          3.19 Solvency. Each Loan Party is, and after giving effect to the Merger and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

          3.20 Year 2000 Matters. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the REIT's, the Borrower's and their Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the REIT's, the Borrower's or their respective Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by January 1, 1999. The cost to the REIT, the Borrower and their respective Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the REIT, the Borrower and their respective Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect.

          3.21 Not Foreign Persons. Neither the Borrower nor any Wholly Owned Subsidiary which owns an Unencumbered Real Estate Asset is a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

          3.22 Defects. Except as disclosed to and approved in writing by the Required Lenders, to the knowledge of the Borrower, there exist no material defects that would make any Unencumbered Real Asset unsuitable for the present or contemplated use thereof. Except as disclosed to and approved in writing by the Required Lenders, to the knowledge of the Borrower, there are no abnormal hazards, including but not limited to earth movement or slippage, affecting any Unencumbered Real Estate Asset.

          3.23 Utilities. Each Unencumbered Real Estate Asset has adequate water, gas, telephone, electrical supply, storm and sanitary sewerage facilities and means of access to and from public streets or highways.

          3.24 Subsidiary Guarantors. All of the Subsidiaries of the REIT and the Borrower, noted on Schedule 3.24 are Subsidiary Guarantors.

          3.25 Leases. Except for apartment leases and as otherwise permitted under Section 6.18, there are no leases affecting any Property which is an Unencumbered Real Estate Asset. No rent has been collected more than one month in advance under any such apartment lease for a Property which is an Unencumbered Real Estate Asset other than in the ordinary course of business. No such lease or any interest therein is subject to any present assignment or pledge.

All rent due to date under each such lease has been collected in the ordinary course of business and no concession has been granted to any lessee in the form of a waiver, release, reduction, discount or other alteration of rent due or to become due, other than in the ordinary course of business. The interest of the lessee under each such lease is as lessee only, with no options to purchase or rights of first refusal.

          3.26 Management Contracts. All fees payable to the Borrower or any Management Entity under the Management Contracts are payable directly to the person party thereto and the portion of the fees to which the Borrower or such Management Entity are entitled will not be subject to any pass-through arrangement, fee-splitting arrangement or any other arrangement with any third party which would require such Person to remit any portion of such fees to a third party under any circumstances. The Borrower and its Management Entities have delivered to the Agent a true and complete copy of each Management Contract with respect to which a copy has been requested by such Agent.

          3.27 Eligible Note Receivables. All amounts payable to the Borrower or any of its Wholly Owned Subsidiaries under the Eligible Note Receivables are payable directly to the person party thereto and the portion of the amounts to which the Borrower or such Wholly Owned Subsidiary are entitled will not be subject to any pass-through arrangement, fee-splitting arrangement or any other arrangement with any third party which would require such Person to remit any portion of such fees to a third party under any circumstances. The Borrower and its Wholly Owned Subsidiaries have delivered to the Agent a true and complete copy of each Eligible Note Receivable with respect to which a copy has been requested by such Agent.

          3.28 Non-Guarantor Subsidiaries. (a) Each Non-Guarantor Subsidiary is Wholly Owned, directly or indirectly, by the REIT, the Borrower or a Subsidiary Guarantor, except to the extent any interest in such Non-Guarantor Subsidiary is held by a third-party investor.

          (b) None of the Non-Guarantor Subsidiaries owns an Unencumbered Real Estate Asset or other Property included in the calculation of Unencumbered Real Estate Value.

          3.29 FNMA Guaranty. (a) The aggregate amount available to be drawn under the Letter of Credit (as defined in the FNMA Payment Guaranty) is $7,500,000.

          (b) None of the events listed in Section 2.2(b) of the FNMA Payment Guaranty have occurred.

          (c) The Pledgee under the FNMA Master Cash Management Agreement has not exercised its right to lock the Master Lockbox pursuant to Section 13 of the FNMA Master Cash Management Agreement.

          (d) The Borrower has notified the beneficiary of the FNMA Guaranty of the transactions contemplated by this Agreement, and such beneficiary has agreed to execute promptly a waiver of any default or event of default arising out of, or in connection with, this Agreement.

                         SECTION 4. CONDITIONS PRECEDENT

          4.1 Conditions Precedent to the Loans. The agreement of each Lender to make the Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the REIT and the Borrower, (ii) the Subsidiaries Guarantee executed and delivered by a duly authorized officer of each Subsidiary Guarantor, and
     (iii) for the account of each relevant Lender, a Note conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

          (b) Merger. The Merger shall have been consummated in accordance with the Merger Agreement concurrently with the making of the Loans hereunder.

          (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the REIT for the 1996 and 1997 fiscal years and (iii) unaudited interim consolidated financial statements of the REIT for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause
     (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the REIT.

          (d) Approvals. All governmental and third party approvals necessary in connection with the Merger, the continuing operations of the REIT, the Borrower and their respective Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to obtain such approvals will not have a Material Adverse Effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Merger or the financing contemplated hereby.

          (e) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Syndication Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of each debt instrument (other than Non-Recourse Indebtedness, unless otherwise reasonably requested by the Administrative Agent) of the Borrower or the REIT or their respective Subsidiaries to be in effect after the Merger and such other documents or instruments as may be reasonably requested by the Syndication Agent.

          (f) Waivers under Existing Credit Facilities. The Administrative Agent shall have received copies of all waivers and consents under existing Indebtedness of the REIT, the Borrower or any of their respective Subsidiaries required to permit the Merger, the Loans and the other transactions contemplated hereby, except to the extent such waivers and consents with respect to any Non-Recourse Indebtedness are not material, unless reasonably requested by the Administrative Agent.

          (g) Repayment of Existing Indebtedness. The Administrative Agent shall have received evidence satisfactory to it that, prior to or concurrently with the making of the Loans, the credit facility evidenced by the Amended and Restated Credit Agreement, dated as of March 19, 1997, among First Union National Bank of South Carolina, the lenders thereto, Insignia Financial Group Inc. and Lehman Commercial Paper Inc. is being repaid in full and all commitments to extend further credit thereunder have been terminated.

          (h) Fees. The Lenders, Syndication Agent and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (i) Closing Certificate. The Administrative Agent shall have received
     (i) a certificate of the REIT and the Borrower dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments and (ii) a Compliance Certificate of the Borrower and the REIT, substantially in the form of Exhibit B.

          (j) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

              (i) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the REIT, the Borrower and their respective Subsidiaries, substantially in the form of Exhibit E-1;

              (ii) the legal opinion of Joel Bonder, general counsel of the REIT, the Borrower and their respective Subsidiaries, substantially in the form of Exhibit E-2;

              (iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Merger Agreement, accompanied by a reliance letter in favor of the Lenders.

          Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

               (k) Intercreditor Agreement. The Administrative Agent shall have received a fully executed copy of the Intercreditor Agreement relating to the BofA Facility, in form and substance satisfactory to the Administrative Agent.

               (l) BofA Facility. The Administrative Agent shall have received fully executed copies of the BofA Facility Documents.

               (m) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date.

               (n) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date, before and after giving effect to the Loans.


                        SECTION 5. AFFIRMATIVE COVENANTS

          The REIT and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the REIT and the Borrower shall, and shall cause each of its Subsidiaries to:

          5.1 Financial Statements. Furnish to each Agent and each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT, a copy of the audited consolidated balance sheet of the REIT and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the REIT, the unaudited consolidated balance sheet of the REIT and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders' equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          (c) if requested by the Administrative Agent, as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the REIT (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the REIT and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, stockholders' equity and cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

          (d) as soon as available, but not later than 45 days after the end of each calendar quarter, a quarterly operating statement for each Property which is an Unencumbered Real Estate Asset and for each Management Entity (in a format and with such detail as the Administrative Agent may reasonably request).

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          5.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (i), to the relevant Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate, including a review of the Compliance Certificates delivered in connection with the quarter and year ended December 31, 1998;

          (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements (and, upon the request of the Administrative Agent, in the case of monthly financial statements), a Compliance Certificate containing all information and calculations necessary for determining compliance by the REIT, the Borrower and their respective Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the REIT, as the case may be.

          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the REIT, a detailed consolidated budget for the current and next succeeding two fiscal years (including a projected consolidated balance sheet of the REIT and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

          (d) within 45 days after the end of each fiscal quarter of the REIT, a narrative discussion and analysis of the financial condition and results of operations of the REIT and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

          (e) within five days after the same are sent, copies of all financial statements and reports which the REIT sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports which the REIT may make to, or file with, the SEC;

          (f) as soon as possible and in any event within five Business Days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the REIT, the Borrower and their Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the REIT, the Borrower or any of their respective Subsidiaries;

          (g) upon the request of the Administrative Agent, an updated Schedule
     3.14 showing the REIT, the Borrower, all of their respective Subsidiaries and their respective interests in the Subsidiaries;

          (h) (i) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower, the REIT or any of their Subsidiaries or any of their Properties pursuant to any Environmental Laws, (ii) all other material Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the Properties of the Borrower, the REIT or any of their Subsidiaries that could reasonably be anticipated to cause such Properties (or any portion thereof) to be subject to any material restrictions on ownership, occupancy, transferability or use under any Environmental Laws; provided, however, that with respect to any Property, only to the extent any of the foregoing could reasonably be


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

     expected to result in the payment of a Material Environmental Amount or have a Material Adverse Effect; and

          (i) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the REIT, the Borrower or their respective Subsidiaries, as the case may be.

          5.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and
(ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) (i) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event casualty insurance for the full replacement cost, public liability and one-year business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (ii) upon the request of the Administrative Agent, will furnish to the Administrative Agent evidence of such insurance.

          5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives


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
of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at reasonable times during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the REIT, the Borrower and their respective Subsidiaries with officers and employees of the REIT, the Borrower and its Subsidiaries and with their respective independent certified public accountants.

          5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the REIT, the Borrower or any of their Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the REIT, the Borrower or any of their Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the REIT, the Borrower or any of their respective Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower or the REIT knows or has reason to know thereof:
     (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
     (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

          (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.


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

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the REIT, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          5.9 Ownership of the Borrower. In the case of the REIT, continue to own, directly or indirectly, at least 75% of the equity interests in the Borrower, and continue to cause one of the REIT's Wholly Owned Subsidiaries to be sole general partner of the Borrower.

          5.10 Solvency. The Borrower shall at all times be, and shall cause the REIT and each of their respective Subsidiaries to be, Solvent.

          5.11 Additional Guarantor Subsidiaries. Any Subsidiaries which (i) owns Unencumbered Real Estate Assets or other assets included in the determination of Unencumbered Real Estate Value, (ii) is a Management Entity or
(iii) owns an Eligible Note Receivable, shall at all times be a Subsidiary Guarantor.

          5.12 Covenants Relating to Unencumbered Real Estate Assets.

          (a) Maintenance. The Borrower shall maintain each Unencumbered Real Estate Asset in good order and condition in accordance with the Borrower's past practices.


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

          (b) Material Agreements. The Borrower shall obtain the prior written approval of the Administrative Agent and the Required Lenders prior to entering into any reciprocal easement or similar agreement, ground lease or any other material agreement affecting any Unencumbered Real Estate Asset.

          (c) Management Contracts. The Borrower shall obtain, and shall cause its Affiliates to obtain, the prior written approval of the Administrative Agent and the Required Lenders prior to entering into any property management agreement with a Person other than the Borrower or one of the Qualified Management Entities, or replacing the property manager for any Unencumbered Real Estate Asset with a Person other than the Borrower or one of the Qualified Management Entities. The Borrower shall cause all property management contracts affecting any Unencumbered Real Estate Asset to permit termination of the manager (whether such manager is one of the Management Entities or otherwise) by the owner within thirty days' written notice, without penalty, and the Borrower shall not permit the management fee payable under any such property management agreement to exceed 4% of gross receipts from such property per fiscal year.

          (d) Construction. The Borrower shall obtain the prior written approval of the Administrative Agent and the Required Lenders prior to entering into any major construction or renovation affecting an Unencumbered Real Estate Asset and shall discharge all mechanic's liens resulting from any such construction or renovation.

          5.13 Liens on Unencumbered Real Estate Assets. The Borrower shall keep each Unencumbered Real Estate Asset at all times free and clear of all Liens (unless such Liens are bonded and thereby released of record in a manner satisfactory to the Administrative Agent), except for Liens expressly permitted by Sections 6.3(a) - (e) or other matters approved by the Administrative Agent and the Required Lenders.

          5.14 Payment of Taxes. Each of the REIT, the Borrower and their respective Subsidiaries will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the REIT, the Borrower or any Subsidiary or upon the income, profits or property of the REIT, the Borrower or any Subsidiary; provided, however, that the REIT, the Borrower or any Subsidiary, as the case may be, shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of such Person) are being maintained in accordance with GAAP.

          5.15 Year 2000 Matters. Cause any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the REIT's, the Borrower's and their Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the REIT's, the Borrower's or their respective Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, to be completed by January 1, 1999.

          5.16 Management Contracts. Cause all fees payable to the Borrower or any Management Entity under the Management Contracts to be payable directly to the person party thereto and the portion of the fees to which the Borrower or such Management Entity are entitled will not be subject to any pass-through arrangement, fee-splitting arrangement or any other arrangement with any third party which would require such Person to remit any portion of such fees to a third party under any circumstances. The Borrower and any Management Entity will deliver to the Agent a true and complete copy of each Management Contract with respect to which a copy has been requested by such Agent.

          5.17 Eligible Notes Receivable. Cause all amounts payable to the Borrower or any of its Wholly Owned Subsidiaries under the Eligible Note Receivables to be payable directly to the person party thereto and the portion of the amounts to which the Borrower or such Wholly Owned Subsidiary are entitled will not be subject to any pass-through arrangement, fee-splitting arrangement or any other arrangement with any third party which would require such Person to remit any portion of such fees to a third party under any circumstances. The Borrower and its Wholly Owned Subsidiaries will deliver to the Agent a true and complete copy of each Eligible Note Receivable with respect to which a copy has been requested by such Agent.

          5.18 Post-Closing Requirements. (a) Within 30 days of the Closing Date, provide to the Administrative Agent, on behalf of the Lenders, with:


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

          (i) a revised Schedule 2.7(a) listing Indebtedness of the REIT, the Borrower and the Subsidiaries outstanding on the Closing Date, listing with respect to each item of Indebtedness, to the reasonable satisfaction of the Administrative Agent: (A) the borrower, (B) the outstanding principal amount, (C) the maturity date, (D) the interest rate, (E) the location or name of collateral, if any, (F) the scheduled amortization and (G) whether such Indebtedness is Recourse or Non-Recourse;

          (ii) a revised Schedule 3.15(a) setting forth as of the Closing Date, to the reasonable satisfaction of the Administrative Agent, (i) the name and jurisdiction of incorporation of each Subsidiary and, (ii) as to each such Subsidiary, (A) the percentage of each class of Capital Stock thereof owned by any Loan Party and (B) any real property assets, Management Contracts and notes receivable owned by such Subsidiary; and

          (iii) supporting schedules to the Compliance Certificates of the REIT and the Borrower, demonstrating compliance as of the Closing Date, to the reasonable satisfaction of the Administrative Agent, with the covenants set forth in Sections 6.1 and 6.2, after giving effect to the Merger, the Loans and the transactions contemplated hereby.

     (b) Within 60 days of the Closing Date, (i) either (x) provide the Administrative Agent, on behalf of the Lenders, with the Subsidiaries Guarantee executed by each Wholly Owned Subsidiary of the REIT and the Borrower or (y) demonstrate to the reasonable satisfaction of the Administrative Agent the legal or contractual reasons any Wholly Owned Subsidiary of the REIT or the Borrower which did not execute the Subsidiaries Guarantee was unable to do so; and

          (ii) a revised Schedule 3.24 setting forth each Subsidiary Guarantor.

                          SECTION 6. NEGATIVE COVENANTS

          The REIT and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the REIT and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:


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

          6.1 Financial Condition Covenants.

          (a) Unencumbered Asset Leverage. Permit the aggregate amount (without duplication) of unsecured Indebtedness of the Borrower and its Subsidiaries and the REIT and its Subsidiaries, determined on a consolidated basis, to exceed on any date an amount equal to 62.5% of the Unencumbered Asset Value on such date.


          (b) Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio to exceed 2.00 at the end of any calendar month.

          (c) Total Senior Leverage. Permit the ratio of (a) the REIT's and the Borrower's Pro Rata Share (without duplication) of Indebtedness of the REIT, the Borrower and their respective Subsidiaries to (b) Gross Asset Value, to exceed
 .55 to 1.0 at any time.

          (d) Total Consolidated Leverage. Permit the ratio of (a) the REIT's and the Borrower's Pro Rata Share of Indebtedness of the REIT, the Borrower and their respective Subsidiaries plus the aggregate liquidation preference of all outstanding preferred stock issued by the Borrower or the REIT to (b) Gross Asset Value, to exceed .65 to 1.0 at any time.

          (e) Interest Coverage Ratio. Permit the ratio of (a) Consolidated Adjusted EBITDA for any period of twelve consecutive calendar months to (b) the sum of Interest Expense on Total Indebtedness for such period plus the amount of preferred stock dividends payable by the Borrower and the REIT for such period, to be less than 2.0 to 1.0.

          (f) Fixed Charge Coverage Ratio Permit the ratio of (a) Consolidated Adjusted EBITDA for any period of twelve consecutive calendar months to (b) the sum (without duplication) of consolidated Interest Expense and scheduled principal amortization (including, without limitation, sinking fund payments) on Total Indebtedness for such period plus the amount of dividends accrued (whether or not declared or payable) on the REIT's or the Borrower's preferred stock for such period and any cumulative unpaid dividends on such preferred stock for such period (but excluding preferred stock dividends payable to Management Entities), to be less than 1.75 to 1.0.


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

          (g) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be at any time less than the sum of (i) $1,750,000,000 plus (ii) 75% of the amount of net equity proceeds received by the Borrower and the REIT (without duplication) after the Closing Date.

          6.2 Additional Recourse Indebtedness. Create, incur, assume or suffer to exist any Recourse Indebtedness of the Borrower, the REIT or any of their respective Subsidiaries provided, that (a) from the Closing Date to January 31, 1999, up to $241,400,000 of Recourse Indebtedness other than the Loans shall be permitted to be outstanding and (b) from and after January 31, 1999, up to $191,400,000 of Recourse Indebtedness other than the Loans shall be permitted to be outstanding and provided, further, that the amounts referred to in clauses
(a) and (b) above shall be permanently reduced by the amount of any repayments or reductions of Recourse Indebtedness included therein.

          6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) subject to Section 6.16, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness outstanding on the date hereof, provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

          (g) Liens securing Indebtedness of the REIT, the Borrower or any other Subsidiary to finance the acquisition of Property, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such Property, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness; and (iii) the amount of Indebtedness secured thereby is not increased;

          (h) Any Lien existing on any Person that becomes a Subsidiary, or existing on any property or asset of such Person, after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of the REIT, the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary, and refinancings, renewals and replacements thereof; and

          (i) Liens securing new Indebtedness on unencumbered Real Estate Assets; provided that the proceeds of such Indebtedness are applied to prepay the Loans in accordance with Section 2.7; and provided, further, that after the incurrence of such Liens, the Property subject to such Liens will not be an Unencumbered Real Estate Asset.


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

          6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

          (a) the Merger may be consummated;

          (b) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

          (c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor; and

          (d) the REIT or the Borrower may merge or consolidate with another person provided that no Default or Event of Default has occurred and is continuing and that each of the following conditions are satisfied;

               (i) the REIT or the Borrower will be the surviving Person (the "Surviving Entity") after the consummation of the contemplated transaction;

               (ii) the Surviving Entity will have the same or greater net worth than the net worth of the REIT or the Borrower, as the case may be, immediately prior to such merger or consolidation;

               (iii) the Surviving Entity assumes or affirms in writing the obligations of the REIT or the Borrower, as the case may be, under this Agreement; and

               (iv) the contemplated transaction will not have a Material Adverse Effect.

          6.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests),


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

whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a) the Disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business;

          (c) Dispositions permitted by Section 6.4(b);

          (d) the sale or issuance of any Subsidiary's Capital Stock to the REIT, the Borrower or any Subsidiary;

          (e) Asset Sales listed on Schedule 6.5; and

          (f) any Asset Sale or Recovery Event, provided, that the requirements of Section 2.7(b) are complied with in connection therewith.

          6.6 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the REIT, the Borrower or any of their respective Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the REIT, the Borrower or any of their respective Subsidiary (collectively, "Restricted Payments"), except that:

          (a) any Subsidiary of the Borrower or the REIT may make Restricted Payments to (i) the Borrower or the REIT or any Subsidiary Guarantor and
     (ii) any third-party investor holding an interest in such Subsidiary, in the ordinary course of business pursuant to the related partnership agreement;

          (b) so long as no Default or Event of Default shall have occurred and be continuing, the REIT may make (i) Restricted Payments in any fiscal year in an aggregate amount not exceeding 80% of Funds From Operations for such fiscal year or such amounts as may be necessary to maintain REIT Status and (ii) the $50,000,000 special dividend amount to be paid pursuant to terms of Exhibit 6E of the Merger Agreement; and

          (c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay distributions to holders of its Capital Stock in any fiscal year in an aggregate amount not exceeding 80% of Funds From Operations for such fiscal year or such amounts as may be necessary to maintain REIT Status.

          6.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $300 per Class A Property or Class B Property apartment unit and $400 per Class C Property apartment unit per annum plus the unspent amount of Estimated Remediation and Rehabilitation Costs listed on Schedule 6.7.

          6.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) investments in Cash Equivalents;

          (c) loans and advances to employees of the REIT, the Borrower or any of their respective Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the REIT, the Borrower and their respective Subsidiaries not to exceed $5,000,000 after the Closing Date at any one time outstanding. For avoidance of doubt, any such loans or advances outstanding on the Closing Date shall not be included in the preceding sentence and to the extent such outstanding loans or advances are repaid, any re-advances of such loans or advances shall be included in the preceding sentence;

          (d) the Merger;

          (e) Investments in Capital Expenditures permitted in Section 6.7;

          (f) Investments by the REIT, the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;

          (g) Investments in multi-family apartment projects in fee simple or leasehold interests therein or partnership, joint venture interests, partnership tenders, or other Investments (including capital contributions or partner loans) in Subsidiaries that own, directly or indirectly, multi-family apartment projects;

          (h) ownership interest in Management Entities, provided in each case the same are engaged in managing multi-family apartment projects; and

          (i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries with an aggregate Carrying Value not to exceed 5% of the Gross Asset Value during the term of this Agreement.

          6.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness (other than the Loans), preferred stock or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance or,
(b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness (other than the Loans) or preferred stock (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the REIT, the Borrower or any of its Subsidiaries and
(ii) does not involve the payment of a consent fee).

          6.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the REIT, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement or (b) in the ordinary course of business of the REIT, the Borrower or such Subsidiary, as the case may be, upon fair and reasonable terms no less favorable to the REIT, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

          6.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the REIT, the Borrower or any Subsidiary of Property which has been or is to be sold or transferred by the REIT, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the REIT, the Borrower or such Subsidiary.

          6.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the REIT, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Subsidiary Guarantee, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) the BofA Facility and (d) the proposed offering of senior unsecured notes by the REIT and/or the Borrower.

          6.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the REIT, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially


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

all of the Capital Stock or assets of such Subsidiary, except, until January 31, 1999, the FNMA Guaranty.

          6.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Merger) or which are reasonably related thereto.

          6.15 Limitation on Amendments to Merger Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities furnished to the REIT, the Borrower or any of their respective Subsidiaries pursuant to the Merger Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Merger Documentation except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

          6.16 Limitation on New Construction. Make any expenditure to construct any new Property, except for any construction planned or contemplated as of the Closing Date and listed on Schedule 6.16

          6.17 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b) unsecured Hedge Agreements entered into by the Borrower with respect to variable rate Indebtedness permitted hereunder;

          (c) reimbursement obligations of the Borrower or of Subsidiaries that do not own Unencumbered Real Estate Assets under letters of credit provided that such obligations are on such terms and in such amounts that, upon incurring such obligations and assuming that all conditions for drawing on such letters of credit have been complied with, the Borrower will be in compliance with the terms of Section 6.1;

          (d) Contingent Obligations of the REIT, the Borrower and their Subsidiaries consisting of standard "exceptions to nonrecourse" guarantees of Non-Recourse Indebtedness or of other Indebtedness permitted under
     Section 6.2; and

          (e) Contingent Obligations outstanding on the date hereof and listed on Schedule 6.17.

          6.18 Limitation on Lease Obligations. (a) Create or suffer to exist any obligations for the payment of rent for any property under a lease or agreement to lease that is not a Capital Lease Obligation, except for:

          (i) leases in existence on the Closing Date (and any renewal, extension or refinancing thereof); or

          (ii) leases entered into after the Closing Date in the ordinary course of business and at reasonable and customary market rates and terms.

          (b) Collect any rent more than one month in advance under any such apartment lease for a Property which is an Unencumbered Real Estate Asset other than in the ordinary course of business.

          (c) Cause any lease or any interest therein permitted under this
Section 6.18 to be subject to any assignment or pledge.

          (d) Collect any rent under any lease permitted under this Section 6.18 other than in the ordinary course of business and grant any concessions to any lessee in the form of a waiver, release, reduction, discount or other alteration of rent due or to become due, other than in the ordinary course of business.

          (e) Fail to cause the interest of the lessee under any lease permitted under this Section 6.18 to be as lessee only, with no options to purchase or rights of first refusal.

          6.19 Special Covenants Relating to the REIT.

          (a) Make any disposition of or encumber, pledge or hypothecate, whether directly or indirectly, all or any portion of the REIT's interest in the


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

Borrower or any Subsidiary which owns an Unencumbered Real Estate Asset at any time or any rights to distributions or dividends therefrom other than to the Borrower or a Wholly Owned Subsidiary of the REIT or the Borrower.

          (b) Cease to have the common stock of the REIT listed on the NYSE (unless it is then listed on the American Stock Exchange or the Nasdaq Stock Exchange).

          (c) Permit the REIT to fail to have REIT Status or to fail to comply with the requirements of the Code relating to qualified REIT subsidiaries.

          6.20 Taxation of the Borrower. Permit the Borrower to cease at any time to be taxed as a partnership under the Code and not as an association taxable as a corporation.

          6.21 Changes to BofA Facility Documents. The Borrower shall not permit any modifications, amendments or alterations to any of the BofA Facility Documents without the prior consent of the Required Lenders.

          6.22 Non-Guarantor Subsidiaries. Permit any Non-Guarantor Subsidiary to:

          (a) incur any additional Indebtedness or Contingent Obligations, other than any Indebtedness or Contingent Obligation outstanding on the Closing Date and refinancings, renewals and replacements thereof;

          (b) enter into any line of business other than the business currently conducted by such Non-Guarantor Subsidiary on the Closing Date; or

          (c) fail to be Wholly Owned, directly or indirectly, by a Subsidiary Guarantor, except to the extent and interest in such Non-Guarantor Subsidiary is held by third-party investors.

          6.23 FNMA Guaranty. The Borrower shall fail to be released from its obligations under the FNMA Guaranty prior to January 31, 1999.


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

                          SECTION 7. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 5.1, 5.2, 5.5(b), 5.7(a), 5.9, 5.18 or
     Section 6; or

          (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer had actual knowledge thereof or received written notice of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

          (e) The REIT, the Borrower or any of their respective Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) in respect of Non-Recourse Debt shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) in respect of Non-Recourse Debt shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; or

          (f) (i) The REIT, the Borrower or any of their respective Subsidiaries with an individual or aggregate net worth (determined in accordance with GAAP) of $10,000,000 or more (each, a "Material Subsidiary") shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the REIT, the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the REIT, the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the REIT, the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the REIT, the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
     (ii), or (iii) above; or (v) the REIT, the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the Borrower or any Commonly Controlled Entity, any of which is a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA) withdraws from a Single Employer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, that, in the sole judgment of the Required Lenders, could result in a potential liability, net increase in aggregate Unfunded Pension Liabilities, or any combination thereof, in excess of $5,000,000; or

          (h) One or more judgments or decrees shall be entered against the REIT, the Borrower or any of their respective Subsidiaries involving for the REIT, the Borrower and their respective Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) Any non-monetary judgment, order or decree shall be rendered against the Borrower, the REIT or any of their Subsidiaries that has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (j) The Subsidiary Guarantee or the Guarantee contained in Section 8 shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of the REIT;
     (ii) the board of directors of the REIT shall cease to consist of a majority of Continuing Directors; or (iii) the REIT shall cease to own and control, of record and beneficially, directly or indirectly, 75% or more of each class of outstanding Capital Stock of the Borrower free and clear of all Liens; or

          (l) The Borrower, the REIT, or any of their Subsidiaries or any of their respective properties shall become subject to one or more Liens for costs or damages in excess of (i) with respect to any Property which is an Unencumbered Real Estate Asset, $1,000,000 individually or in the aggregate or (ii) with respect to any other Property, $5,000,000, individually or in the aggregate, and in each case under any Environmental Law and such Liens shall remain in place for 30 days after the creation thereof; or

          (m) At any time after the incurrence of any Intra-Company Debt, the Borrower, the REIT, or any Subsidiary Guarantor is not the holder of such Intra-Company Debt; or if any modification or amendment with respect to the payment terms of any Intra-Company Debt is entered into without the prior written consent of the Required Lenders; or

          (n) At any time there shall occur any event which would permit the holders of any class of preferred stock of the REIT to elect more than one director to the Board of Directors of the REIT.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be immediately due and payable, whereupon the same shall be immediately due and payable.


                              SECTION 8. GUARANTEE

          8.1 Guarantee. (a) The REIT hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

          (b) The REIT further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the REIT under the guarantee contained in this Section 8 (the "Guarantee").

          (c) No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the REIT hereunder which shall, notwithstanding any such payment or payments (other than payments made by the REIT in respect of the Obligations or payments received or collected from the REIT in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full.

          (d) The REIT agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

          8.2 No Subrogation. Notwithstanding any payment or payments made by the REIT hereunder, or any set-off or application of funds of the REIT by the Administrative Agent or any Lender, the REIT shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the REIT seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the REIT hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full. If any amount shall be paid to the REIT on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the REIT in trust for the Administrative Agent and the Lenders, segregated from other funds of the REIT, and shall, forthwith upon receipt by the REIT, be turned over to the Administrative Agent in the exact form received by the REIT (duly indorsed by the REIT to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

          8.3 Amendments, etc. with respect to the Obligations; Waiver of Rights. The REIT shall remain obligated hereunder notwithstanding that, without any reservation of rights against the REIT, and without notice to or further assent by the REIT, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and any Loan Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the REIT, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the REIT of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the REIT. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

          8.4 Guarantee Absolute and Unconditional. The REIT waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the REIT, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The REIT waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the REIT with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any Note, or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the REIT) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the REIT under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the REIT, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the REIT of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the REIT. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the REIT and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the REIT under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated.

          8.5 Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

          8.6 Payments. The REIT hereby agrees that the Obligations will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the Payment Office.


                              SECTION 9. THE AGENTS

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

          9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

          9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder


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

unless such Agent has received notice from a Lender, the REIT or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.


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

          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the REIT or the Borrower and without limiting the obligation of the REIT or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          9.9 Successor Agents. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective


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
upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this
Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

          9.10 The Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.


                            SECTION 10. MISCELLANEOUS

          10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Subsidiary Guarantee, in each case without the consent of all Lenders; (iii) amend, modify or waive any provision of Section 9 without the consent of any Agent directly affected thereby; or (iv) amend, modify or waive any provision of Section 2.15 without the consent of each Lender directly affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.


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

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the REIT, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth on Schedule I or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

      The REIT:                  Apartment Investment and Management Company
                                 1873 South Bellaire St.
                                 17th Floor
                                 Denver, CO 80222
                                 Attn: Patricia Heath
                                 Telecopy: (303) 961-4317
                                 Telephone: (303) 691-4343

      The Borrower:              AIMCO Properties
                                 c/o Apartment Investment and Management Company
                                 1873 South Bellaire St.
                                 17th Floor
                                 Denver, CO 80222
                                 Attn: Patricia Heath
                                 Telecopy: (303) 961-4317
                                 Telephone: (303) 691-4343

      The Syndication Agent:     Lehman Commercial Paper Inc.
                                 3 World Financial Center, 8th Floor
                                 New York, New York 10285
                                 Attention: Allyson Bailey
                                 Telecopy: (212) 528-7423
                                 Telephone: (212) 526-5849


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

      The Administrative Agent:  Lehman Commercial Paper Inc.
                                 3 World Financial Center, 8th Floor
                                 New York, New York 10285
                                 Attention: Allyson Bailey
                                 Telecopy: (212) 528-7423
                                 Telephone: (212) 526-5849

provided that any notice, request or demand to or upon the either Agent or any Lender shall not be effective until received.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the either Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Loans and the Commitments (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Agents for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agents and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the REIT, the Borrower any of their respective Subsidiaries or any Property owned or occupied by any of them and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower or the REIT hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower and the REIT shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each of the REIT and the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the REIT, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that neither the REIT nor the Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

          (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Each of the REIT and the Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Syndication Agent, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Agents (which, in each case, shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained by Lehman Commercial Paper Inc. for a period of 180 days following the Closing Date), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Agents is required pursuant to the foregoing provisions, by the Agents) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $10,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Syndication Agent and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).

          (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Lehman Commercial Paper Inc. or (z) in the case of an Assignee which is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the applicable Loans acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Loans upon request, a new Note to the order of the Assignor in an amount equal to the Loans retained by it hereunder. Such new Note shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          10.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the REIT or the Borrower, any such notice being expressly waived by the REIT and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the REIT or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the REIT or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the REIT, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. Each of the REIT and the Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the REIT or the Borrower, as the case may be at its address set forth in Section
     10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.


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

          10.13 Acknowledgements. Each of the REIT and the Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the REIT or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the REIT and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the REIT, the Borrower and the Lenders.

          10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that constitutes projections or is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section, (c) any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.14,
(h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          10.15 Accounting Changes. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the REIT,


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

the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating financial condition of the REIT and the Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

          10.16 WAIVERS OF JURY TRIAL. THE REIT, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.


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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                         APARTMENT INVESTMENT AND
                                         MANAGEMENT COMPANY


                                         By: /s/ Peter K. Kompaniez
                                             ----------------------------------
                                             Name:
                                             Title: President


                                         AIMCO PROPERTIES, L.P., as Borrower
                                         By: AIMCO-GP, INC., general partner


                                         By: /s/ Peter K. Kompaniez
                                             ----------------------------------
                                             Name:
                                             Title: President

                                         LEHMAN BROTHERS INC., as Arranger


                                         By: /s/ Francis X. Gilhool
                                             ----------------------------------
                                             Name:
                                             Title: Authorized Signatory

                                         LEHMAN COMMERCIAL PAPER INC., as
                                         Syndication Agent, Administrative Agent
                                         and as a Lender


                                         By: /s/ Francis X. Gilhool
                                             ----------------------------------
                                             Name:
                                             Title: Authorized Signatory




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